Exhibit 10.13

INVESTMENT MANAGER AGREEMENT

THIS AGREEMENT, made as of the 27th day of December, 2005, by and between Harbor Point Re Limited (hereinafter called the “Company”) and BlackRock (through its subsidiary BlackRock Financial Management, Inc., hereinafter called the “Manager”.

WITNESSETH:

WHEREAS, the Company has all requisite authority to appoint one or more investment managers to supervise and direct the investment and reinvestment of a portion of all of the assets of the Company and of certain subsidiaries of the Company;

THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1. Appointment and Status as Investment Manager. The Company hereby appoints the Manager as an “Investment Manager.” The Manager does hereby accept said appointment and by its execution of this Agreement the Manager represents and warrants that it is registered as an investment adviser under the U.S. Investment Advisers Act of 1940 (the “Advisers Act”). The Manager does also acknowledge that it is a fiduciary with respect to the assets under management and assumes the duties, responsibilities and obligations of a fiduciary with respect to the services described in Sections 3 through 5 below.

2. Representations by Company. The Company represents and warrants that (a) it has all requisite authority to appoint the Manager hereunder, (b) the terms of the Agreement do not conflict with any obligation by which the Company is bound, whether arising by contract, operation of law or otherwise and (c) this Agreement has been duly authorized by appropriate corporate action.

3. Management Services. The Manager shall be responsible for the investment and reinvestment of those assets designated by the Company as subject to the Manager’s management (which assets, together with all additions, substitutions and alterations thereto are hereinafter called the “Account”). The Account may include all securities and instruments described in Exhibit A or appropriate to effect the strategies described therein. The Company does hereby delegate to the Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Account, including without limitation, the power to enter into swap, futures, options and other agreements with counterparties on the Company’s behalf as the Manager deems appropriate from time to time in order to carry out the Manager’s responsibilities hereunder. Said powers, duties and responsibilities shall be exercised exclusively by the Manager pursuant to and in accordance with its fiduciary responsibilities and the provisions of this Agreement. In deciding on a proper investment of the Account, the Manager shall consider the following factors as communicated in writing to the Manager by the Company from time to time: a) the investment purposes of the Company, b) the Company’s financial needs such as liquidity, c) applicable laws, d) the Company’s investment policies and guidelines, and e) the Account’s Investment Guidelines attached as Exhibit A. In addition, in accordance with the Manager’s guidelines in effect from time to time, the Manager or its agent is authorized, but shall not be required, to vote, tender or convert any securities in the Account; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Manager shall not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith.

4. Accounting and Reports. At such intervals as shall be mutually agreed upon between the parties, the Manager shall furnish the Company with appraisals of the Account, performance tabulations, a summary of purchases and sales and such other reports as shall be agreed upon from time to time. The Manager shall also reconcile accounting, transaction and asset-summary data with custodian reports at times that are mutually agreeable to the Manager and the Company. In addition, the Manager shall communicate and resolve any significant discrepancies with the custodian.

5. Other Services. The Manager shall, on invitation, attend meetings with representatives of the Company to discuss the position of the Account and the immediate investment outlook, or shall submit its views in writing as the Company shall suggest from time to time.

6. Additional Investment Services; Considerations and Acknowledgments. As agreed between the parties from time to time, the Manager may provide certain operating, analytical, and reporting support (“Additional Investment Services”) for those portfolios of the Company managed by the Manager and by other parties. The Additional Investment Services may include, but are not limited to the following: (i) establishing appropriate investment mandates and strategies, (ii) drafting investment policies and guidelines, (iii) supporting the Company’s operations, including custodial assistance, (iv) creating a consolidated risk reporting platform for the Company, (v) providing asset-liability reporting, (vi) providing income projections, and (vii) broad and general consulting on accounting, operational, regulatory, and other strategic issues.

The Company understands and acknowledges that (a) all Additional Investment Services require the Manager to exercise good-faith judgments that may ultimately prove to be erroneous, (b) in connection with providing the Additional Investment Services, the Manager will make certain assumptions about the movements of interest rates, volatility of interest rates, movements of spreads, and the relationship of mortgage prepayments to interest rates, (c) the Manager’s assumptions will not necessarily capture all the characteristics and risks inherent in the Company’s portfolios, and (d) the Manager’s assumptions are based upon information provided to the Manager by the Company or certain of its third-party vendors that is assumed to be reliable and accurate, but the Manager does not represent or warrant that it is accurate or complete, and will not be responsible for verifying the accuracy of any such information.

7. Compensation. For its investment management services rendered hereunder, the Manager shall be compensated in accordance with Exhibit B, attached hereto. If the management of the Account commences or ends at any time other than the beginning or end of a calendar quarter, the quarterly fee shall be prorated based on the portion of such calendar quarter during which this Agreement was in force.

8. Custodian. The securities in the Account shall be held by a custodian duly appointed by the Company and the Manager is authorized to give instructions to the custodian with respect to all investment decisions regarding the Account. Nothing contained herein shall be deemed to authorize the Manager to take or receive physical possession of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Manager’s direction shall rest upon the custodian.

9. Brokerage. The Company hereby delegates to the Manager sole and exclusive authority to designate the brokers or dealers through whom all purchases and sales on behalf of the Account will be made. The Manager will determine the rate or rates, if any, to be paid for brokerage services provided to the Account. The Manager agrees that securities are to be purchased through such brokers as, in the Manager’s best judgment, shall offer the best combination of price and execution. The Manager, in seeking to obtain best execution of portfolio transactions for the Account, may consider the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. Accordingly, the Manager’s selection of a broker or dealer for transactions for the Account may take into account such relevant factors as (i) price, (ii) the broker’s or dealer’s facilities, reliability and financial responsibility, (iii) when relevant, the ability of the broker to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of the order, (iv) the broker’s or dealer’s recordkeeping capabilities and (v) the research and other services provided by such broker or dealer to the Manager which are expected to enhance its general portfolio management capabilities (collectively, “Research”), notwithstanding that the Account may not be the exclusive beneficiary of such Research.

10. Confidential Information. All information regarding operations and investments of the Company shall be regarded as confidential by the Manager. The terms of this Agreement, including the Exhibits hereto, also shall be regarded as confidential by the Company and the Manager and shall not be disclosed to any third party except with the consent of both parties or if a party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to do so, and then only to the extent of such legal compulsion; provided, further, that in the event of legal compulsion to disclose the terms hereof, the party subject to such legal process shall (a) first notify the other party of such legal process, unless such notice is prohibited by statute, rule or court order, (b) attempt to obtain the other party’s consent to such disclosure, and (c) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, a disclosing party agrees to use all reasonable efforts to preserve the confidential nature of such information.

11. Directions to the Manager. All directions by or on behalf of the Company to the Manager shall be in writing signed by:

Name	Title
John Berger	President
Jeffrey L.Webb	Chief Financial Officer, Harbor Point Services, Inc.

The Manager shall be fully protected in relying upon any direction in accordance with the previous paragraph with respect to any instruction, direction or approval of the Company, and shall be so protected also in relying upon a certification duly executed on behalf of the Company as to the names of persons authorized to act for it and in continuing to rely upon such certification until notified by the Company to the contrary.

The Manager shall be fully protected in acting upon any instrument, certificate or paper believed by it to be genuine and to be signed or presented by the proper persons or to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

12. Liabilities of the Manager and the Company. The Company acting in good faith shall not be liable for any act or omission of the Manager in connection with the Manager’s discharge of its duties; provided, however, this limitation shall not act to relieve the Company from any responsibility or liability for any fiduciary responsibility, obligation or duty. The Manager, its officers, directors and employees, acting in good faith shall not be liable, and shall be indemnified by the Company against any and all losses, damages, costs, expenses (including reasonable attorneys’ fees), liabilities, claims and demands (collectively, “Losses”), for any action, omission, information or recommendation in connection with this Agreement, except in the case of the Manager’s or such officer’s, director’s or employee’s actual misconduct, gross negligence, willful violation of any applicable statute or reckless disregard for its duties and except as further limited in the paragraph immediately below; provided, however, this limitation shall not act to relieve the Manager, its officers, directors and employees from any responsibility or liability for any responsibility, obligation or duty which the Manager or such officer, director or employee may have under any federal securities act; and provided, further, however, that to the extent any limitations or restrictions contained in the Investment Guidelines are not adhered to as a result of changes in market value, additions to or withdrawals from the Account, portfolio rebalancing or other non-volitional acts of the Manager, the Manager shall not be liable to the Company.

The Company understands that in connection with the Additional Investment Services provided by the Manager that (i) the Manager is not serving in an investment advisory capacity, or making any recommendations or soliciting any action based upon its analyses with respect to those portfolios of the Company not managed by the Manager and (ii) the Company will be solely responsible for any judgments as to valuation and the purchase and sale of its portfolio securities (other than in the case of the Account). Accordingly, the Manager will not be responsible, and have no liability, for any conclusions drawn by the Company with respect to its portfolio securities, notwithstanding that such conclusions may, in part, be based upon information provided by the Manager in connection with the Additional Investment Services.

13. Non-Exclusive Management. The Company understands that the Manager will continue to furnish investment management and advisory services to others, and that the Manager shall be at all times free, in its discretion, to make recommendations to others which may be the same as, or may be different from those made to the Account. The Company further understands that the Manager, its affiliates, and any officer, director, stockholder, employee or any member of their families may or may not have an interest in the securities whose purchase and sale the Manager may recommend. Actions with respect to securities of the same kind may be the same as or different from the action which the Manager, or any of its affiliates, or any officer, director, stockholder, employee or any member of their families, or other investors may take with respect thereto.

14. Aggregation and Allocation of Orders. The Company acknowledges that circumstances may arise under which the Manager determines that, while it would be both desirable and suitable that a particular security or other investment be purchased or sold for the account of more than one of the Manager’s clients’ accounts, there is a limited supply or demand for the security or other investment. Under such circumstances, the Company acknowledges that, while the Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on an equitable basis, the Manager shall not be required to assure equality of treatment among all of its clients (including that the opportunity to purchase or sell that security or other investment will be proportionally allocated among those clients according to any particular or predetermined standards or criteria). Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the Account, the Manager may average the various prices and charge or credit the Account with the average price.

15. Conflict of Interest. The Company agrees that the Manager may refrain from rendering any advice or services concerning securities of companies of which any of the Manager’s, or affiliates of the Manager’s officers, directors, or employees are directors or officers, or companies as to which the Manager or any of the Manager’s affiliates or the officers, directors and employees of any of them has any substantial economic interest or possesses material non-public information, unless the Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Company or discloses such conflict to the Company prior to rendering such advice or services with respect to the Account.

From time to time, when determined by the Manager in its capacity of a fiduciary to be in the best interest of the Company, the Account may purchase securities from or sell securities to another account managed by the Manager at prevailing market levels in accordance with the procedures under Rule 17a-7(b) of the U.S. Investment Company Act of 1940 and other applicable law.

16. Effective Period of Agreement and Amendments. This Agreement shall become effective on the date hereof. Any amendment to this Agreement shall be written and signed by both parties to the Agreement. No such amendment shall be effective to permit the use of the Account or any part thereof for any purpose not authorized by the Company’s charter.

17. Resignation or Removal of the Manager. The Manager may be removed by the Company or may resign upon 30 days’ notice in writing. On the effective date of the removal or resignation of the Manager or as close to such date as is reasonably possible, the Manager shall provide the Company with a final report containing the same information as paragraph 4 above.

18. Assignment. No assignment (as that term is defined in the Advisers Act) of this Agreement by the Manager may be made without the consent of the Company, and any such assignment made without such consent shall be null and void for all purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

19. Severable. Any term or provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of the Agreement in any jurisdiction.

20. Applicable Law. To the extent not inconsistent with applicable federal law, this Agreement shall be construed pursuant to, and shall be governed by, the laws of the U.S. state of New York.

21. Investment Manager Brochure. The Company hereby acknowledges that it has received from the Manager a copy of the Manager’s Form ADV, Part II, at least forty-eight hours prior to entering into this Agreement.

22. Web-site. The Manager, at the Company’s request, will provide access to its account information electronically, via the world wide web, based upon the Company’s use of a BlackRock issued user id and password. The Company acknowledges and agrees the world wide web is a continually growing medium and the Manager does not make any warranty regarding the security related to the world wide web. The Company must be aware there is no absolute guaranteed system or technique to fully secure information made available over the web. The Company agrees that it will not share its user id, password and access to information provided electronically with any third party.

23. Notices. All notices required or permitted to be sent under this Agreement shall be sent, if to the Manager:

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022
Attention: Robert Connolly, General Counsel
or by facsimile to (212) 810-3744

if to the Company:	Harbor Point Re Limited
The Belvedere Building
69 Pitts Bay Road
Hamilton HMO8
Bermuda
Attention: John Berger
or by facsimile to: 441-296-1827

or such other name or address as may be given in writing to the other party. All notices hereunder shall be sufficient if delivered by facsimile or overnight mail. Any notices shall be deemed given only upon actual receipt.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement.

25. Use of Futures. Pursuant to an exemption from the Commodity Futures Trading Commission (the “Commission”) in connection with accounts of U.S. qualified eligible persons, this Agreement is not required to be, and has not been, filed with the Commission. The Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the Commission has not reviewed or approved this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HARBOR POINT RE LIMITED

By:	/s/ John Berger
Name:	John Berger
Title:	President & CEO

BLACKROCK

(through its subsidiary BlackRock Financial Management, Inc.)

By:	/s/ Ralph Schlosstein
Name:	Ralph Schlosstein
Title:	President

September 17, 2007

Mr. Andrew Cook

President & CFO

Harbor Point Re Limited

Chesney House, 1st Floor

96 Pitts Bay Road

Pembroke, Bermuda HMO8

Dear Andrew:

We refer to the Investment Manager Agreement between Harbor Point Re Limited (“Harbor Point”) and BlackRock Financial Management, Inc. (“BlackRock”) dated as of December 27, 2005 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In accordance with [Section 16] of the Agreement, Harbor Point and BlackRock desire to amend the Agreement, so that effective as of September 30, 2007, Harbor Point Re US (the “Subsidiary”), a direct subsidiary of Harbor Point Re Limited, shall be become a party to the Agreement and be deemed part of the definition of “Company” for all purposes of the Agreement. The Investment Guidelines applicable to the Account attributable to the Subsidiary shall be those Investment Guidelines that are applicable on such date to the Account attributable to Harbor Point under the Agreement. The persons authorized to give directions to BlackRock pursuant to on behalf of the Subsidiary are Andrew Cook, Jeff Webb and Chris Coleman, and the notice address for the Subsidiary pursuant to [Section 23] is Chesney House, 1st Floor, 96 Pitts Bay Road, Pembroke, Bermuda. For the avoidance of doubt, the assets of the Subsidiary managed under the Agreement shall be aggregated with those of the other persons comprising the Company for all purposes of Exhibit B to the Agreement. Harbor Point hereby acknowledges having received Part II of BlackRock’s Form ADV on behalf of the Subsidiary.

Except as otherwise amended hereby, the Agreement remains in full force and effect.

40 East 52nd Street New York, NY 10022 Tel 212,754.5300

If you are in agreement with the foregoing, please sign this letter in the space provided below.

Very truly yours,

BlackRock Financial Management, Inc.

By:	/s/ Kevin McCafferty
Name:
Title:

Agreed to and Accepted;

Harbor Point Re Limited

By:	/s/ Andrew Cook
Name:	Andrew Cook
Title:	President

Harbor Point Re US

By:	/s/ Jeffrey L. Webb
Name:	Jeffrey L. Webb
Title:	Treasurer

40 East 52nd Street New York, NY 10022 Tel 212,754.5300

November 20, 2007

Mr. Andrew Cook

President & CFO

Harbor Point Re Limited

Chesney House, 1st Floor

96 Pitts Bay Road

Pembroke, Bermuda HM08

Dear Andrew:

We refer to the Investment Manager Agreement between Harbor Point Re Limited (“Harbor Point”) and BlackRock Financial Management, Inc. (“BlackRock”) dated as of December 27, 2005 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

As we have discussed, we understand that Harbor Point desires to fund a liquidity account, the Harbor Point Re Limited Liquidity Account (the “Liquidity Account”) that would be managed by BlackRock. In accordance with Section 16 of the Agreement, Harbor Point and BlackRock desire to amend the Agreement, so that effective as of November 26, 2007, the Liquidity Account shall be become a party to the Agreement and be deemed part of the definition of “Company” for all purposes of the Agreement. The Investment Guidelines for the Collateral Account are attached to this letter agreement. BlackRock and Harbor Point agree that the fees for the management of the Liquidity Account will be those set forth on Exhibit B of the Existing Agreement, and that the assets of the Liquidity Account shall be aggregated with those of the other entities within the Company for purposes of determining the fees payable by Harbor Point hereunder.

Except as otherwise amended hereby, the Agreement remains in full force and effect.

40 East 52nd Street New York, NY 10022 Tel 212,754.5300

If you are in agreement with the foregoing, please sign this letter in the space provided below.

Very truly yours,

BlackRock Financial Management, Inc.

By:	/s/ Kevin McCaffrey
Name:	Kevin McCaffrey
Title:	Managing Director

Agreed to and Accepted:

Harbor Point Re Limited

By:	/s/ Andrew Cook
Name:	Andrew Cook
Title:	CFO

40 East 52nd Street New York, NY 10022 Tel 212,754.5300

January 11, 2008

Mr. Andrew Cook

President & CFO

Harbor Point Re Limited

Chesney House, 1st Floor

96 Pitts Bay Road

Pembroke, Bermuda HM08

Dear Andrew:

We refer to the Investment Manager Agreement between Harbor Point Re Limited (“Harbor Point”) and BlackRock Financial Management, Inc. (“BlackRock”) dated as of December 27, 2005 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

As we have discussed, we understand that Harbor Point desires to fund a liquidation account, the Harbor Point Re Limited Liquidation Account (the “Liquidation Account”) that would be managed by BlackRock. In accordance with Section 16 of the Agreement, Harbor Point and BlackRock desire to amend the Agreement, so that effective as of January 14, 2008, the Liquidation Account shall be become a party to the Agreement and be deemed part of the definition of “Company” for all purposes of the Agreement. BlackRock and Harbor Point agree that the fees for the management of the Liquidation Account will be those set forth on Exhibit B of the Existing Agreement, and that the assets of the Liquidation Account shall be aggregated with those of the other entities within the Company for purposes of determining the fees payable by Harbor Point hereunder.

Except as otherwise amended hereby, the Agreement remains in full force and effect.

If you are in agreement with the foregoing, please sign this letter in the space provided below.

Very truly yours,

BlackRock Financial Management, Inc.

By:	/s/ Kevin McCaffrey
Name:	Kevin McCaffrey
Title:	Managing Director

Agreed to and Accepted:

Harbor Point Re Limited

By:	/s/ Andrew Cook
Name:	Andrew Cook
Title:	President

40 East 52nd Street New York, NY 10022 Tel 212,754.5300